Exhibit 99.2

TICC Announces Pricing of $100 Million of 7.5% Senior Convertible Notes due 2017

GREENWICH, CT – 09/20/2012 – TICC Capital Corp. (NasdaqGS: TICC) (the “Company”) announced today the pricing of $100 million in aggregate principal amount of unsecured 7.5% Senior Convertible Notes Due 2017 (the “Notes”). The Company has also granted the initial purchasers of the Notes an option to purchase up to an additional $15 million in aggregate principal amount of the Notes. The closing of the offering is subject to customary closing conditions and is expected to take place on September 26, 2012.

The Notes will be convertible into shares of the Company’s common stock based on an initial conversion rate of 87.2448 shares of the Company’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $11.46 per share of common stock, representing a 10.0% conversion premium over the last reported sale price of the Company’s common stock on September 20, 2012, which was $10.42 per share. The conversion price for the Notes will be reduced for quarterly cash dividends paid to common shares at more than $0.29 per share, subject to adjustment.

Interest on the Notes will be payable semiannually in arrears on May 1 and November 1 of each year, beginning May 1, 2013. The Notes will mature on November 1, 2017, unless previously converted in accordance with their terms. The Notes will be general unsecured obligations of the Company, will rank equally in right of payment with the Company’s future senior unsecured debt, and will rank senior in right of payment to any potential subordinated debt, should any be issued in the future.

The Company intends to use the net proceeds from the sale of the Notes for general corporate purposes, which may include investments in corporate debt and equity securities and investments in structured finance vehicles.

The Notes and the shares of common stock underlying the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws. The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About TICC Capital Corp.

TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established small and mid-size companies, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions, including statements with regard to the Company's securities offering and the anticipated use of the net proceed of the offering. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.